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                                        EXHIBIT 5



                                       August 27, 1997

Pacific Gateway Properties, Inc.
930 Montgomery Street
San Francisco, CA  94133

         Re:  Registration Statement on Form S-8
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Dear Sirs:

         We refer to the Registration Statement of Pacific Gateway Properties, Inc. (the "Company"), on Form S-8 with respect to 257,350 shares (the "Shares") of Common Stock, par value $1.00 per share ("Common Stock"), of the Company issuable, as to 57,350 Shares, upon exercise of options which have been granted to employees under the Incentive Stock Option Plan of the Company and, as to 200,000 Shares, issuable upon exercise of options which have been, or may be, granted to employees under the 1996 Stock Option Plan of the Company (each such Stock Option Plan, a "Plan"). In connection with the foregoing, we, as counsel for the Company, have examined the Certificate of Incorporation, By-Laws, minute books and such other instruments, books and records of the Company and such matters of law as we have deemed necessary and appropriate to enable us to give the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that the Shares, when issued in accordance with options duly granted under a Plan, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules or Regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       Jacobs Persinger & Parker